Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NATIONAL RESEARCH CORPORATION

National Research Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Certificate of Amendment (this "Certificate of Amendment") amends the following provision of the Corporation's Certificate of Incorporation filed with the Secretary of State on June 30, 2021 (the "Certificate of Incorporation").

2.    The Corporation’s total assets, as defined in Section 503(i) of the General Corporation Law of the State of Delaware, are not less than $10,000,000.

3.    The Corporation requests that the Division of Corporations in the Department of State waives the requirement under Section 102(a)(1)(i) of the General Corporation Law of the State of Delaware that the name of the Corporation must contain certain identifying words (or abbreviations thereof, with or without punctuation).

4.    Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of the corporation is NRC Health (the “Corporation”).

5.    This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 15th day of April, 2026.

Authorized Officer By: /s/ Shane Harrison Name: Shane Harrison Its: Chief Financial Officer